As filed with the Securities and Exchange Commission on July 13, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CME GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	36-44591705
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 South Wacker Drive

Chicago, Illinois 60606

(312) 930-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CBOT HOLDINGS, INC. 2005 LONG-TERM EQUITY INCENTIVE PLAN

(Full title of the Plans)

Copy to:
KATHLEEN M. CRONIN, ESQ. Managing Director, General Counsel and Corporate Secretary CME Group Inc. 20 South Wacker Drive Chicago, Illinois 60606 (312) 930-1000	RODD M SCHREIBER, ESQ. SUSAN S. HASSAN, ESQ. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share(3)	426,000 shares	$202,065,027	$6,203.40

(1)	426,000 shares of Class A common stock, par value $0.01 per share, of CME Group Inc., a Delaware corporation (“Shares”), are being registered hereunder. Such number of Shares represents the aggregate number of Shares subject to outstanding awards or available for issuance pursuant to the equity incentive plan of CBOT Holdings, Inc. (“CBOT Holdings”), which plan was assumed by Chicago Mercantile Exchange Holdings Inc. (“CME Holdings” or the “Company”) in connection with the merger of CBOT Holdings with and into CME Holdings, effective as of July 12, 2007 (the “Merger”). The Shares consist of outstanding options to purchase approximately 109,425 shares under CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan with a weighted average exercise price of $211.53 per share. The number of Shares subject to outstanding awards or available for issuance under the plans as of the closing of the Merger and registered hereunder and the applicable exercise price have been calculated pursuant to the exchange ratio set forth in the Agreement and Plan of Merger, dated as of October 17, 2006, as amended on December 20, 2006, May 11, 2007, June 14, 2007 and July 6, 2007, by and among CME Holdings, CBOT Holdings and CBOT. The registered Shares also include approximately 316,524 Shares available for issuance under the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan. In the event of a stock split, stock dividend, or similar transaction involving the Company’s Class A common stock, the number of Shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) of the Securities Act, based upon (a) 109,425 Shares subject to outstanding options with a weighted average exercise price of $211.53 per share, and (b) 316,524 Shares available for future issuances based on the average of the high and low of the CME Group Class A common stock ($565.26) on July 10, 2007.
(3)	Each share of Class A common stock being registered hereunder, if issued prior to the termination of the Company’s Rights Agreement, dated as of November 30, 2001, between CME Holdings and Mellon Investor Services LLC, as amended, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Class A common stock. Accordingly, no additional registration fee is required.

EXPLANATORY NOTE

The Company entered into an Agreement and Plan of Merger, (the “Merger Agreement”), dated as of October 17, 2006, as amended, with CBOT Holdings and Board of Trade of the City of Chicago, Inc. (“CBOT”). Pursuant to the Merger Agreement, CBOT Holdings will merge with and into the Company. As a result of the merger, each CBOT Holdings stockholder will receive 0.3750 shares of the Company’s Class A common stock for each share of CBOT Holdings Class A common stock held. In addition, after the consummation of the transactions contemplated by the Merger Agreement, the Company’s name will be changed from Chicago Mercantile Exchange Holdings Inc. to CME Group Inc. (“CME Group”).

Pursuant to the Merger Agreement, the Company assumed the plan set forth on the cover page hereto (the “Plan”).

The Company files this Registration Statement on Form S-8 (the “Registration Statement”) relating to its shares of Class A common stock, par value $0.01 per share, issuable pursuant to the Plan.

PART I

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 429(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference.

A.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 1, 2007.

B.	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed with the Commission on May 8, 2007.

C.	The Company’s Current Reports on Form 8-K, filed with the Commission on January 24, 2007, January 30, 2007, April 24, 2007, April 30, 2007, May 11, 2007, June 11, 2007, June 14, 2007, June 18, 2007, June 20, 2007, June 29, 2007 and July 6, 2007.

D.	The description of the Company’s Class A common stock contained in the prospectus included in the Company’s Registration Statement on Form S-1, as amended, which description is incorporated by reference in the Company’s Registration Statement on Form 8-A filed with the Commission on November 29, 2002 (File No. 001-31553), including any amendments or reports filed for purposes of updated such description.

E.	The description of the Company’s Rights Agreement and Series A Junior Participating Preferred Stock contained in the Company’s Registration Statement on Form 8-A filed on December 4, 2001 (File No. 000-33379), including any amendments or reports filed for purposes of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. A report on Form 8-K furnished to the Commission shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company’s Amended and Restated Certificate of Incorporation currently provides, and as amended upon completion of the merger will provide, that the Company will indemnify to the fullest extent permitted by the DGCL any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding.

Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation provides, and as amended upon completion of the merger will provide, that no director will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

The Merger Agreement provides that, upon the completion of the merger, CME Group will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of CBOT Holdings and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, and liabilities to the same extent that such persons are indemnified or have the right to advancement of expenses under CBOT Holdings organizational documents as of the date of the original merger agreement and to the fullest extent permitted by law.

The Merger Agreement also provides that CME Group will maintain for a period of six years after completion of the merger CBOT Holdings’ current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, subject to specified cost limitations.

The articles of incorporation and by-laws of CME Group provide that the CME Group shall indemnify, and advance expenses to, its current and former directors and officers to the fullest extent authorized or permitted by law. The articles of incorporation and by-laws also provide that, except for proceedings (or part thereof) to enforce rights to indemnification, CME Group shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless the proceeding was authorized or consented to by the board of directors. The indemnification rights conferred by the by-laws and articles are not exclusive of any other rights which such person may have or acquire under any statute, provision of certificate of incorporation or by-laws, agreement, vote of shareholders or disinterested directors or otherwise. Any repeal or modification of the foregoing provisions shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

EXHIBIT
5.1	Opinion of Kathleen M. Cronin regarding Deferred Compensation Obligations

10.1	CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.26 to CBOT Holdings Inc.’s Registration Statement on Form S-1 (Registration No. 333-124730)).

23.1	Consent of Kathleen M. Cronin (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included on signature page to this Registration Statement)

ITEM 9.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the 1933 Act to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the 1933 Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the 1933 Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), CME Group certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on this 13th day of July, 2007.

CME GROUP INC.

By:	/s/ Kathleen M. Cronin
Kathleen M. Cronin
Managing Director, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Craig S. Donohue, James E. Parisi and Kathleen M. Cronin and each of them, either one of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 13, 2007.

Signature	Title

/s/ Terrence A. Duffy	Executive Chairman of the Board and Director
Terrence A. Duffy

/s/ Craig S. Donohue	Chief Executive Officer and Director
Craig S. Donohue

/s/ James E. Parisi	Managing Director and Chief Financial Officer
James E. Parisi

/s/ Nancy W. Goble	Managing Director and Chief Accounting Officer
Nancy W. Goble

/s/ Dennis H. Chookaszian	Director
Dennis H. Chookaszian

/s/ Martin J. Gepsman	Director
Martin J. Gepsman

/s/ Daniel R. Glickman	Director
Daniel R. Glickman

/s/ Elizabeth Harrington	Director
Elizabeth Harrington

Director
Bruce F. Johnson

Director
Gary M. Katler

Director
Patrick B. Lynch

/s/ Leo Melamed	Director
Leo Melamed

/s/ William P. Miller II	Director
William P. Miller II

/s/ James E. Oliff	Director
James E. Oliff

/s/ Alex J. Pollock	Director
Alex J. Pollock

/s/ William G. Salatich, Jr.	Director
William G. Salatich, Jr.

/s/ John F. Sandner	Director
John F. Sandner

/s/ Terry L. Savage	Director
Terry L. Savage

Director
Myron S. Scholes

/s/ William R. Shepard	Director
William R. Shepard

Director
Howard J. Siegel

Director
David J. Wescott

/s/ Charles P. Carey	Director
Charles P. Carey

Director
Mark E. Cermak

Director
Jackie Clegg

Director
Robert F. Corvino

Director
James A. Donaldson

Director
Larry G. Gerdes

/s/ Joseph Niciforo	Director
Joseph Niciforo

/s/ C.C. Odom, II	Director
C.C. Odom, II

Director
John L. Pietrzak

Director
Christopher Stewart

INDEX TO EXHIBITS

EXHIBIT
5.1	Opinion of Kathleen M. Cronin regarding Deferred Compensation Obligations

10.1	CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.26 to CBOT Holdings Inc.’s Registration Statement on Form S-1 (Registration No. 333-124730)).

23.1	Consent of Kathleen M. Cronin (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included on signature page to this Registration Statement)